Prospectus Supplement filed under Rule 424(b)(3)
                                                     Registration No. 333-128946

                Prospectus Supplement No. 1 dated October 3, 2006
                     (To Prospectus dated January 24, 2006)

                            INKSURE TECHNOLOGIES INC.
                     UP TO 5,428,504 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 to the Prospectus dated October 3, 2006 relates to up to 5,428,504 shares of our Common Stock that may be disposed of from time to time by the Selling Security Holders.

This Prospectus Supplement should be read in conjunction with the Prospectus dated January 24, 2006. This Prospectus Supplement adds to and updates the information contained in the Prospectus dated October 3, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             SELLING SECURITYHOLDERS

     This Prospectus Supplement No. 1 amends information in the Prospectus dated January 24, 2006, pertaining to the selling securityholder, Omicron Master Trust ("OMICRON"), with respect to a convertible note issued by InkSure Technologies Inc. (the "COMPANY") to Omicron on September 30, 2005 (the "CONVERTIBLE NOTE") in the principal amount of $750,000 at a conversion price of $3.00 per share.

     On April 1, 2006, pursuant to the terms of a Securities Transfer and Assignment Agreement, Omicron transferred and assigned to Rockmore Investment Master Fund Ltd. $237,575.01 of its Convertible Note, or the equivalent of 79,192 shares of Common Stock on a converted basis.

     On June 27, 2006, pursuant to the terms of a Securities Transfer and Assignment Agreement, Omicron transferred and assigned to Portside Growth and Opportunity Fund ("PORTSIDE") $512,424.99 of its Convertible Note, or the equivalent of 170,808 shares of Common Stock on a converted basis.

     The following table lists Portside and Rockmore Investment Master Fund Ltd. as the selling securityholders and other information regarding the beneficial ownership of Common Stock by such selling securityholders as of October 3, 2006:

                                                                                            PERCENTAGE OF
                                                                     NUMBER OF SHARES TO     CLASS TO BE
                          NUMBER OF SHARES                             BE BENEFICIALLY      BENEFICIALLY
                         BENEFICIALLY OWNED      NUMBER OF SHARES        OWNED AFTER         OWNED AFTER
NAME                      PRIOR TO OFFERING       BEING OFFERED          OFFERING(1)           OFFERING
----                      -----------------       -------------          -----------           --------
Portside Growth and
Opportunity Fund (2)          170,808               170,808                  0                  1.46
Rockmore Investment
Master Fund Ltd. (3)           79,192                79,192                  0                     *


*    Indicates less than 1%.

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(1)  We do not know when or in what amounts the selling stockholders may offer for sale the shares of Common Stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this Prospectus Supplement No. 1. Because the selling stockholders may offer all or some of the shares of Common Stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of Common Stock, we cannot estimate the number of shares of Common Stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column "Shares Being Offered" in this Prospectus Supplement No. 1 upon the completion of the offering.

(2) Ramius Capital Group, L.L.C. ("RAMIUS CAPITAL") is the investment adviser of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

     The investment advisor to Portside is Ramius Capital. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares offered through this Prospectus by Portside and will receive no compensation whatsoever in connection with sales of shares by Portside offered through this Prospectus.

(3) Rockmore Capital, LLC ("ROCKMORE CAPITAL") and Rockmore Partners, LLC ("ROCKMORE PARTNERS"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("ROCKMORE MASTER FUND"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our Common Stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our Common Stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of Common Stock owned by Rockmore Master Fund and, as of October 3, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our Common Stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our Common Stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

     This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated January 24, 2006.